                                                                EXHIBIT 15(a)(8)

                              AMENDED AND RESTATED
                            MASTER DISTRIBUTION PLAN
                                       OF
                         AIM INTERNATIONAL FUNDS, INC.

                                (CLASS A SHARES)


        SECTION 1. AIM International Funds, Inc. (the "Fund") on behalf of the series of its common stock set forth in Schedule A to this plan (the "Portfolios"), may act as a distributor of the shares, other than the Class B shares, of such Portfolios (hereinafter referred to as "Class A Shares") of which the Fund is the issuer, pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"), according to the terms of this Distribution Plan (the "Plan").

        SECTION 2. The Fund may incur as a distributor of the Class A Shares, expenses at the annual rates set forth on Schedule A hereto of the average daily net assets of each class of shares of the Class A Shares, subject to any limitations imposed from time to time by applicable rules of the National Association of Securities Dealers, Inc.

        SECTION 3. Amounts set forth in Section 2 may be used to finance any activity which is primarily intended to result in the sale of the Class A Shares, including, but not limited to, expenses of organizing and conducting sales seminars, advertising programs, finders fees, printing of prospectuses and statements of additional information (and supplements thereto) and reports for other than existing shareholders, preparation and distribution of advertising material and sales literature, overhead, supplemental payments to dealers and other institutions as asset-based sales charges. Amounts set forth in Section 2 may also be used to finance payments of service fees under a shareholder service arrangement to be established by A I M Distributors, Inc. ("Distributors") as the Fund's distributor in accordance with Section 4, and the costs of administering the Plan. To the extent that amounts paid hereunder are not used specifically to reimburse Distributors for any such expense, such amounts may be treated as compensation for Distributors' distribution-related services. All amounts expended pursuant to the Plan shall be paid to Distributors and are the legal obligation of the Fund and not of Distributors. That portion of the amounts paid under the Plan that is not paid or advanced by Distributors to dealers or other institutions that provide personal continuing shareholder service as a service fee pursuant to Section 4 shall be deemed an asset-based sales charge. No provision of this Plan shall be interpreted to prohibit any payments by the Fund during periods when the Fund has suspended or otherwise limited sales.

        SECTION 4.

                          (a) Amounts expended by the Fund under the Plan shall be used in part for the implementation by Distributors of shareholder service arrangements with respect to the Class A Shares. The maximum service fee paid to any service provider shall be twenty-five one-hundredths of one percent (0.25%) per annum of the average daily net assets of the Fund attributable to the Class A Shares owned by the customers of such service provider.

                          (b) Pursuant to this program, Distributors may enter into agreements substantially in the form attached hereto as Exhibit A ("Service Agreements") with such broker-dealers ("Dealers") as may be selected from time to time by Distributors for the provision of distribution-related personal shareholder services in connection with the sale of Class A Shares to the Dealers' clients and customers ("Customers") who may from time to time directly or beneficially own Class A Shares. The distribution-related personal continuing shareholder services to be rendered by Dealers under the Service Agreements may include, but shall not be limited to, the following: (i) distributing sales literature; (ii) answering routine Customer inquiries concerning the Fund and the Class A Shares; (iii) assisting Customers in changing dividend options, account designations and addresses, and in enrolling into any of several retirement plans offered in connection with the purchase of Class A Shares; (iv) assisting in the establishment and maintenance of customer accounts and records, and in the processing of purchase and redemption transactions; (v) investing dividends and capital gains distributions automatically in Class A Shares; and (vi) providing such other information and services as the Fund or the Customer may reasonably request.

                          (c) Distributors may also enter into Bank Shareholder Service Agreements substantially in the form attached hereto as Exhibit B ("Bank Agreements") with selected banks acting in an agency capacity for their customers ("Banks"). Banks acting in such capacity will provide some or all of the shareholder services to their customers as set forth in the Bank Agreements from time to time.

                          (d) Distributors may also enter into Agency Pricing Agreements substantially in the form attached hereto as Exhibit C ("Pricing Agreements") with selected retirement plan service providers acting in an agency capacity for their customers ("Retirement Plan Providers"). Retirement Plan Providers acting in such capacity will provide some or all of the shareholder services to their customers as set forth in the Pricing Agreements from time to time.

                          (e) Distributors may also enter into Shareholder Service Agreements substantially in the form attached hereto as Exhibit D ("Bank Trust Department Agreements and Brokers for Bank Trust Department Agreements") with selected bank trust departments and brokers for bank trust departments. Such bank trust departments and brokers for bank trust departments will provide some or all of the shareholder services to their customers as set forth in the Bank Trust Department Agreements and Brokers for Bank Trust Department Agreements from time to time.

        SECTION 5. This Plan shall not take effect until it has been approved by a vote of at least a "majority of the outstanding voting securities" (as defined in the 1940 Act) of such Class A Shares.

        SECTION 6. This Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority of both (a) the Board of Directors of the Fund, and (b) those directors of the Fund who are not "interested persons" of the Fund (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (the "Dis-interested Directors"), cast in person at a meeting called for the purpose of voting on this Plan or such agreements.

        SECTION 7. Unless sooner terminated pursuant to Section 9, this Plan shall continue in effect until June 30, 1998 and thereafter shall continue in effect so long as such continuance is specifically approved, at least annually, in the manner provided for approval of this Plan in Section 6.

        SECTION 8. Distributors shall provide to the Fund's Board of Directors and the Board of Directors shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

        SECTION 9. This Plan may be terminated, with respect to the Class A Shares of each Portfolio, at any time by vote of a majority of the Dis-interested Directors, or by vote of a majority of the outstanding voting securities of the Class A Shares of such Portfolios. If this Plan is terminated, the obligation of the Fund to make payments pursuant to this Plan will also cease and the Fund will not be required to make any payments beyond the termination date even with respect to expenses incurred prior to the termination date.

        SECTION 10. Any agreement related to this Plan shall be made in writing, and shall provide:

                          (a) that such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Dis-interested Directors or by a vote of the outstanding voting securities of the Class A Shares of each Portfolio, on not more than sixty (60) days' written notice to any other party to the agreement; and

                          (b)     that such agreement shall terminate
                 automatically in the event of its assignment.

        SECTION 11. This Plan may not be amended to increase materially the amount of distribution expenses provided for in Section 2 hereof unless such amendment is approved in the manner provided in Section 5 hereof, and no material amendment to the Plan shall be made unless approved in the manner provided for in Section 6 hereof.


                                              AIM INTERNATIONAL FUNDS, INC.
                                              (on behalf of its Class A Shares)


Attest: /s/ OFELIA M. MAYO                    By: /s/ CAROL F. RELIHAN
       -----------------------------             ------------------------------
           Assistant Secretary                        Senior Vice President


Effective as of September 10, 1994, as amended as of September 10, 1994.

Amended and restated for all Portfolios as of June 30, 1997.

                                   SCHEDULE A
                                       TO
                            MASTER DISTRIBUTION PLAN
                                       OF
                         AIM INTERNATIONAL FUNDS, INC.

                               (DISTRIBUTION FEE)


                                                                                                 MAXIMUM
                                                       ASSET-BASED            SERVICE           AGGREGATE
                   FUND                               SALES CHARGE               FEE           ANNUAL FEE
                   ----                               ------------       -----------------     ----------
AIM International Equity Fund                             0.05%                0.25%              0.30%
    (Class A Shares)

AIM Global Aggressive Growth Fund                         0.25%                0.25%              0.50%
    (Class A Shares)

AIM Global Growth Fund                                    0.25%                0.25%              0.50%
    (Class A Shares)

AIM Global Income Fund                                    0.25%                0.25%              0.50%
    (Class A Shares)





                                      -4-